[TYCO INTERNATIONAL LTD. LOGO]

Tyco International Ltd.
The Gibbons Building
10 Queen Street, Suite 301
Hamilton, HM11, Bermuda

Tele: 441-292-8674



FOR IMMEDIATE RELEASE                              CONTACT:
                                                   J. Brad McGee
                                                   Senior Vice President
                                                   Tyco International (US) Inc.
                                                   (603) 778-9700


              TYCO INTERNATIONAL REPORTS 48 PERCENT FIRST QUARTER
                          EARNINGS PER SHARE INCREASE

                 ---------------------------------------------

               EARNINGS PER SHARE RISE TO 46 CENTS FROM 31 CENTS

                ----------------------------------------------

          Hamilton, Bermuda, January 18, 2000 -- Tyco International Ltd. (NYSE-TYC, LSE-TYI, BSX-TYC), a diversified manufacturing and service company, reported today that diluted earnings per share, before non-recurring charges and credits and extraordinary item, for its first quarter of fiscal 2000 ended December 31, 1999 were 46 cents per share, a 48 percent increase over last year's 31 cents per share. Net income rose to $784.3 million, an increase of 54 percent over last year's $509.3 million. Sales for the quarter rose 27 percent to $6.64 billion compared with last year's $5.21 billion. Last year's results have been restated to reflect the merger with AMP, which occurred on April 2, 1999 and was accounted for as a pooling of interests, and are before non-recurring charges and extraordinary item. After giving effect to acquisition related and other non-recurring charges and credits, diluted earnings per share were 46 cents in 2000 compared to a loss of 7 cents in 1999.

          "Organic growth across each of our four business segments and all geographies drove Tyco's performance in the first quarter," said L. Dennis Kozlowski, Tyco's Chairman and Chief Executive Officer. "Free cash flow was improved as well. The strength of our core businesses combined with strong cash flows are indicative of another strong year for Tyco," he added.

          The quarterly operating profits and margins for the Company's four business segments that are presented in the discussions below are stated before charges and credits for merger, restructuring and other non-recurring charges, charges for impairment of long-lived assets, and goodwill amortization. All dollar amounts are in millions.

TELECOMMUNICATIONS AND ELECTRONICS

                                 December 31, 1999            December 31, 1998
                                 -----------------            -----------------

    Sales                            $   2,739.2                   $   1,804.0
    Operating profits                $     571.7                   $     257.9
    Operating margins                       20.9%                         14.3%

          The 52% increase in sales resulted from both acquisitions and strong organic growth. Acquisitions included Temasa and Raychem in Fiscal 1999 and Siemens Electromechanical Components and Praegitzer in Fiscal 2000. In addition, Tyco Electronics, which includes AMP, Tyco Submarine Systems Ltd.
(TSSL) and Tyco Printed Circuit Group (TPCG), achieved significant organic growth quarter over quarter. Demand remains especially strong for TSSL.

          Operating profits more than doubled due to improved margins at AMP and Raychem, increased service and maintenance revenues at TSSL, increased sales at TPCG, and the acquisitions noted above. Margin improvements at AMP and Raychem were driven by increased volume, improved pricing and continuing cost reduction programs.

HEALTHCARE AND SPECIALTY PRODUCTS

                                 December 31, 1999            December 31, 1998
                                 -----------------            -----------------

    Sales                            $   1,563.8                   $   1,342.8
    Operating profits                $     362.1                   $     293.2
    Operating margins                       23.2%                         21.8%

          Healthcare and Specialty Products sales increased almost 17% over the prior year, principally as a result of organic growth in both Tyco Healthcare and Tyco Plastics. Of particular note was Tyco Healthcare's especially strong growth outside the U.S. Additionally, Tyco Healthcare experienced strong organic growth in the U.S. Surgical product lines resulting from the combined sales efforts and bundling of products with the Kendall and Sherwood lines. Tyco Plastics sales benefited from both increased volume and an increase in resin prices as compared to the same quarter last year.

          The 24% increase in operating profits at Tyco Healthcare was driven by volume and cost savings from the consolidation of facilities. Tyco Plastics and ADT Automotive also had significant increases in operating profit as compared to the same period a year ago.

FIRE AND SECURITY SERVICES

                                 December 31, 1999            December 31, 1998
                                 -----------------            -----------------

    Sales                            $   1,449.7                   $   1,259.7
    Operating profits                $     244.1                   $     196.9
    Operating margins                       16.8%                         15.6%

          Tyco Fire and Security Services achieved a 15% increase in sales as compared with the same quarter last year, resulting primarily from organic growth in both the fire and security divisions within the segment. Service revenues and contract backlog continues to increase in the fire protection division around the world.

          Operating profits rose 24% as the security business continues to enjoy healthy incremental margins on new monitoring accounts and fire protection benefitted from its efforts at increasing its service and maintenance business. Cost reduction programs in both fire and security contributed as well.

FLOW CONTROL PRODUCTS AND SERVICES

                                 December 31, 1999            December 31, 1998
                                 -----------------            -----------------

    Sales                            $     886.1                   $     807.0
    Operating profits                $     170.7                   $     129.2
    Operating margins                       19.3%                         16.0%

          Sales figures for the first quarter of fiscal 2000 include the acquisitions of Glynwed, the heat tracing business of Raychem, Central Sprinkler and AFC Cable, which were acquired after the first quarter of fiscal 1999. Sales figures for the first quarter of 2000 exclude the revenues of Mueller and Grinnell Supply Sales, which were divested in August 1999. Excluding the impact of these items, sales for Flow Control experienced low double digit growth. Allied, EarthTech and Tyco Valves and Controls continue to enjoy increased demand.

          Operating profits increased 32% as a result of organic growth from cost reduction programs, efficiency improvements and an increase in the component of service work, as well as, the acquisitions noted above. These increases are net of a reduction in operating profits as a result of the sale of Grinnell Supply Sales and Mueller, which was partially offset by royalty and licensing fee income from certain intellectual property associated with these divested businesses.

FREE CASH FLOW

          Tyco management refers to the net amount of cash generated from operating activities less capital expenditures and dividends as "free cash flow." Free cash flow was in excess of $400 million in the first quarter of fiscal 2000, compared with negative cash flow of $617 million in the first quarter of fiscal 1999, resulting in an improvement of over $1 billion. Included as a reduction of operating cash flows is $58 million in the first quarter of fiscal 2000 as compared to $207 million in the first quarter of fiscal 1999 related to cash spending on restructurings. Historically, the first fiscal quarter is the lowest generator of free cash flow, primarily due to the payment of year end cash bonuses to employees based on the results of the fiscal year just ended.

          In addition, the Company paid out $113 million in the first quarter of fiscal 2000, compared to $51 million in first quarter of fiscal 1999, in cash related to purchase accounting spending. This amount is not included in the calculation of free cash flow.

SHARE BUYBACK

          The Company also announced that the Board of Directors of the Company has approved the expenditure of up to an additional $2.0 billion to repurchase shares of the Company. The exact timing and amount of the repurchases will be subject to market conditions and other factors.

                      -----------------------------------

          Tyco International Ltd., a diversified manufacturing and service company, is the world's largest manufacturer and servicer of electrical and electronic components and undersea telecommunications systems, the world's largest manufacturer, installer, and provider of fire protection systems and electronic security services, has strong leadership positions in disposable medical products, plastics, and adhesives, and is the largest manufacturer of flow control valves. The Company operates in more than 80 countries around the world and has expected fiscal 2000 revenues in excess of $26 billion.

          The company will discuss first quarter results on a conference call for investors today at 11:00 am (EST). The conference call can be accessed at the following website: investors.tycoint.com/medialist.cfm

FORWARD LOOKING INFORMATION

          Certain comments in this release including, but not limited to, the current year outlook for Tyco and expected fiscal 2000 revenues are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management's good faith expectations and belief concerning future developments. Actual results may materially differ from these expectations as a result of many factors, relevant examples of which are set forth in the "Management Discussion and Analysis" section of the Company's 1999 Annual Report on Form 10-K and the Company's 1999 Annual Report to Shareholders.

011800 522

                                table following

                            TYCO INTERNATIONAL LTD.

RESULTS OF OPERATIONS (1)(2)
(in millions, except per share data)

                                                   Three Months    Three Months
                                                      Ended           Ended
                                                    12/31/1999      12/31/1998

SALES

Telecommunications and Electronics                  $ 2,739.2        $ 1,804.0
Healthcare and Specialty Products                     1,563.8          1,342.8
Fire and Security Services                            1,449.7          1,259.7
Flow Control Products and Services                      886.1            807.0
                                                   -------------     ----------

         Total Sales                                $ 6,638.8        $ 5,213.5
                                                   =============     ==========


OPERATING PROFITS

Telecommunications and Electronics                  $   571.7          $ 257.9
Healthcare and Specialty Products                       362.1            293.2
Fire and Security Services                              244.1            196.9
Flow Control Products and Services                      170.7            129.2
                                                   -------------     ----------
         Total operating profits                      1,348.6            877.2
Corporate                                               (54.3)           (19.0)
Expenses
Goodwill amortization                                   (83.9)           (44.4)
expense
Interest expense, net                                  (164.7)          (101.3)
                                                   -------------     ----------

Income before income taxes                            1,045.7            712.5

Income taxes                                           (261.4)          (203.2)
                                                   -------------     ----------

INCOME BEFORE EXTRAORDINARY ITEM                    $   784.3        $   509.3
                                                   =============     ===========
EARNINGS PER SHARE:
         BASIC                                      $     0.46       $     0.31
                                                   =============     ==========

         DILUTED (3)                                $     0.46       $     0.31
                                                   =============     ==========

WEIGHTED AVERAGE COMMON

SHARES:


         BASIC                                        1,693.2          1,622.0
                                                   =============     ==========

         DILUTED                                      1,716.8          1,655.5
                                                   =============     ==========


(1) Three months ended December 31, 1999 are before credits associated with the revision of estimates of restructuring costs of $137.6 million ($92.6 million, after tax) and restructuring and impairment charges of $113.4 million ($85.5 million, after tax) associated primarily with the exiting of the interventional cardiology business. Including these credits and charges, income before extraordinary item is $0.46 per diluted share. Three months ended December 31, 1999 are before extraordinary losses of $0.2 million after tax relating to the early extinguishment of debt.

(2) Three months ended December 31, 1998 are before charges of $786.9 million ($617.0 million, after tax) related to the U.S. Surgical merger and AMP's profit improvement plan. Including these charges, loss before extraordinary item is $0.07 per diluted share. Three months ended December 31, 1998 are before extraordinary losses of $2.4 million after tax relating to the early extinguishment of debt.

(3) Earnings per share based on diluted shares assumes conversion of LYONs notes. Accordingly, net interest expense of $0.4 million and $1.2 million in the three months ended December 31, 1999 and 1998, respectively, must be added back to income before extraordinary item for computing diluted earnings per share.